Exhibit 21

TASTY BAKING COMPANY AND SUBSIDIARIES
SUBSIDIARIES OF THE COMPANY

The company owns, directly or indirectly, 100% of the outstanding capital stock of the following subsidiaries:

Business Name of Corporation	Jurisdiction of Incorporation

TBC Financial Services, Inc.	Pennsylvania
Tasty Baking Oxford, Inc.	Pennsylvania
Tastykake Investment Company (a)	Delaware

(a) Tastykake Investment Company was consolidated with and into the Company effective December 26, 2009.

The aforementioned is included in the Consolidated Financial Statements of the company filed herewith.

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